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                                                                    EXHIBIT 23.4



               CONSENT OF MCDANIEL & ASSOCIATES CONSULTANTS LTD.





December 5, 1997



Southern Mineral Corporation
500 Dallas, Suite 2800
Houston, Texas
77002-4508

Attention:    Mr. James H. Price

Dear Sir:


We consent to the incorporation by reference into Form S-8 Registration Statement No. 33-60571, Form S-3 Registration Statement No. 33-60583, and Form S-8 Registration Statement No. 333-12375 of Southern Mineral Corporation, a Nevada corporation (the "Company") of the references to this firm and to our report on the Company's estimated Canadian proved reserves as of December 31, 1996 contained in this Annual Report on Form 10-KSB/A for the year ended December 31, 1996.


Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.



/s/ B. H. Emslie                               [Seal]
--------------------------------------
B. H. Emslie, P. Eng.
Vice President

Calgary, Alberta

Dated: December 5, 1997